Exhibit 99.1

October 6, 2016

Targa Resources Partners Announces Early Results of Tender Offers and Increases in All Three Caps

HOUSTON, October 6, 2016 (GLOBE NEWSWIRE) – Targa Resources Partners LP (“Targa Resources Partners” or the “Partnership”), a subsidiary of Targa Resources Corp. (NYSE:TRGP), announced today early results of the previously announced cash tender offers (collectively, the “Tender Offers”) to purchase its outstanding senior notes listed in the following table (collectively, the “Notes”) upon the terms and conditions set forth in the Partnership’s Offer to Purchase dated September 22, 2016 (the “Offer to Purchase”), and increases in the aggregate maximum purchase price for the Tender Offers (excluding accrued interest) from $1.0 billion to approximately $1.181 billion (as increased, the “Aggregate Maximum Purchase Price”) and the sub-caps regarding the tender offers for the 2020 Notes and 2021 Notes (each series as defined below) from $225.0 million and $325.0 million, respectively, to approximately $282.0 million and $374.0 million. Except as described in this press release, all other terms of the Tender Offers described in the Offer to Purchase remain unchanged.

According to information received from D.F. King & Co., Inc. (“D.F. King”), the Tender Agent and Information Agent for the Tender Offers, as of 5:00 p.m., New York City time, on October 5, 2016 (that date and time, the “Early Tender Time”), the Partnership had received valid tenders from holders of the Notes as outlined in the table below.

Issuer(1)	Title of Notes	CUSIP Number	Aggregate Principal Amount Outstanding	Acceptance Priority Level	Sub-Cap (Principal Amount of Notes)	Principal Amount Tendered	Principal Amount Accepted
Targa Resources Partners LP	5% Senior Notes due 2018	87612BAT9	$733,622,000	1	N/A	$483,078,000	$483,078,000
Targa Resources Partners LP	6.625% Senior Notes due 2020	87612BAV4	$309,877,000	2	$281,710,000	$281,710,000	$281,710,000
Targa Resources Partners LP	6.875% Senior Notes due 2021	87612BAH5	$478,576,000	3	$373,548,000	$373,548,000	$373,548,000

(1)	Targa Resources Partners Finance Corporation, a wholly owned subsidiary of Targa Resources Partners LP, is a co-issuer of each series of the Notes.

Subject to the satisfaction or waiver of all remaining conditions to the Tender Offers described in the Offer to Purchase having been either satisfied or waived by the Partnership, the Partnership intends to accept for purchase all of the 5% Senior Notes due 2018 (the “2018 Notes”), the 6.625% Senior Notes due 2020 (the “2020 Notes”) and the 6.875% Senior Notes due 2021 (the “2021 Notes”) validly tendered (and not validly withdrawn) before the Early Tender Time, such that the aggregate purchase price for the Notes equals the Aggregate Maximum Purchase Price. These Notes will be purchased on the “Early Settlement Date,” which is expected to occur later today.

Because the Tender Offers have been fully subscribed as of the Early Tender Time, holders who tender Notes after the Early Tender Time will not have any of their Notes accepted for purchase. Any Notes tendered after the Early Tender Time will be returned to the holders as described in the Offer to Purchase.

Holders of the 2018 Notes, 2020 Notes and 2021 Notes that were tendered prior to the Early Tender Time and accepted for purchase pursuant to the Tender Offers will receive $1,035.00, $1,037.10 and $1,038.50, respectively, per $1,000 principal amount of such series of Notes, which includes the early tender premium of $30.00 for each series of Notes as set forth in the Offer to Purchase. Payments for Notes purchased will include accrued and unpaid interest from and including the last interest payment date applicable to the relevant series of Notes up to, but not including, the Early Settlement Date.

The financing condition to which the Tender Offers were subject has been satisfied. The Tender Offers are subject to the remaining conditions described in the Offer to Purchase. Full details of the original terms and conditions of the Tender Offers are set forth in the Offer to Purchase, which is available from D.F. King.

Wells Fargo Securities, LLC is the Dealer Manager in the Tender Offers. Persons with questions regarding the Tender Offers should contact Wells Fargo Securities, LLC at (toll free) (866) 309-6316 or (collect) (704) 410-4760. Requests for the Offer to Purchase should be directed to D.F. King at (toll free) (866) 342-4882 or (collect) (212) 269-5550 or targa@dfking.com.

This press release is neither an offer to purchase nor a solicitation of an offer to sell any Notes in the Tender Offers. In addition, this press release is not an offer to sell or the solicitation of an offer to buy any securities issued in connection with the pending senior notes offering, nor shall there be any sale of the securities issued in such offering in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Targa Resources Partners LP

Targa Resources Partners LP is a Delaware limited partnership formed in October 2006 by its parent, Targa Resources Corp. (“TRC” or the “Company”), to own, operate, acquire and develop a diversified portfolio of complementary midstream energy assets. On February 17, 2016 TRC completed the acquisition of all outstanding common units of the Partnership. Targa Resources Corp. is a leading provider of midstream services and is one of the largest independent midstream energy companies in North America. TRC owns, operates, acquires, and develops a diversified portfolio of complementary midstream energy assets. The Company is primarily engaged in the business of: gathering, compressing, treating, processing, and selling natural gas; storing, fractionating, treating, transporting, and selling NGLs and NGL products, including services to LPG exporters; gathering, storing, and terminaling crude oil; storing, terminaling, and selling refined petroleum products.

The principal executive offices of Targa Resources Partners LP are located at 1000 Louisiana, Suite 4300, Houston, TX 77002 and their telephone number is 713-584-1000.

Forward-Looking Statements

Certain statements in this release are “forward-looking statements” within the meaning of the federal securities laws. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future, are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside the Partnership’s control, which could cause results to differ materially from those expected by management of the Partnership. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for natural gas, natural gas liquids and crude oil, the timing and success of business development efforts; and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in the Partnership’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Partnership does not undertake an obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor contact:

713-584-1133

Jennifer Kneale

Vice President – Finance

Matthew Meloy

Executive Vice President and Chief Financial Officer

2